UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 3, 2009

POMEROY IT SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20022	31-1227808
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 Petersburg Road, Hebron, KY 41048
(Address of principal executive offices, including zip code)

(859) 586-0600
(Registrant's telephone number, including area code) (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On June 3, 2009, Pomeroy IT Solutions, Inc. (the “Company”), became aware that a second purported class action complaint had been filed on May 29, 2009, in the Court of Chancery of the State of Delaware against the Company and each of its six independent directors.  David B. Pomeroy, II, a director of the Company and its largest stockholder, was also named as defendant in the lawsuit, along with Hebron LLC and Desert Mountain Acquisition Co., which are companies that are controlled by Mr. Pomeroy.

The action was brought by Michael Hughes, an alleged stockholder, on behalf of himself and all others similarly situated.  The complaint alleges, among other things, that the directors of the Company are in breach of their fiduciary duties to stockholders in connection with the Company’s entry into an agreement and plan of merger with Hebron LLC, Desert Mountain Acquisition Co., and, with respect to certain sections of the merger agreement only, David B. Pomeroy, II, on May 19, 2009 (the “Agreement”).

The complaint seeks, among other things, injunctive relief to enjoin the Company and its directors from consummating the transaction contemplated under the Agreement, along with attorneys’ fees and costs.

The Company and its directors believe that the allegations in the complaint are without merit and intend to vigorously defend against the claims and causes of action asserted in this legal matter.

In a Form 8-K report filed with the United States Securities and Exchange Commission on May 28, 2009, the Company disclosed the filing of similar purported class action complaint in the Commonwealth of Kentucky Boone Circuit Court against the Company and certain of its directors, including Mr. David B. Pomeroy, II.  Hebron LLC and Desert Mountain Acquisition Co., companies controlled by Mr. Pomeroy, were also named as defendants in that lawsuit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Pomeroy IT Solutions, Inc.

Date: June 9, 2009		/s/ Christopher C. Froman
	By:	Christopher C. Froman
President and Chief Executive Office